Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
LINCOLN BANCORP
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
Pursuant to the provisions of Sections 1003 and 1007 of the Iowa Business Corporation Act, Chapter 490, Code of Iowa, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:
ARTICLE I
The name of the corporation is Lincoln Bancorp (the “corporation”).
ARTICLE II
1.The aggregate number of shares of stock of all classes which the corporation shall have authority to issue is fifty million one hundred thousand (50,100,000) shares, of which twenty-five million (25,000,000) shares shall be Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), twenty-five million (25,000,000) shares shall be Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and one hundred thousand (100,000) shares shall be preferred stock, par value $0.01 per share (“Preferred Stock”). Each outstanding share of Class A Common Stock as of July 10, 2017 was automatically converted into 300 shares of Class A Common Stock upon the filing of an amendment to the corporation’s Articles of Incorporation by the Secretary of State of Iowa on such date.
2.The Board of Directors of the corporation is hereby granted the authority, subject to the provisions of this Article II and to the limitations prescribed by law, to classify the unissued shares of Preferred Stock into one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the terms, including the preferences, rights and limitations, of such series, in each case without shareholder approval. Each series shall consist of such number of shares as shall be stated in the resolution or resolutions providing for the issuance of such series together with such additional number of shares as the Board of Directors by resolution or resolutions adopted from time to time may determine to issue as a part of the series. The Board of Directors may from time to time decrease the number of shares of any series of Preferred Stock (but not below the number thereof then outstanding) by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status of authorized but unissued shares of Preferred Stock.
3.The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:
(a)The designation of the series.
(b)The dividend rate, if any, of the series, the conditions and dates upon which any dividends payable on the series shall be payable, the relation which the dividends payable on the series shall bear to the dividends payable on any other class or classes of stock or any other series of Preferred Stock, and whether the dividends shall be cumulative, noncumulative or partially cumulative.
(c)Whether the shares of the series shall be subject to redemption by the corporation and whether such redemption is at the option of the corporation, the holder of shares of the series or any other person, and, if made subject to redemption, the times, prices and other terms and conditions of the redemption.
(d)The rights of the holders of the shares of the series upon the dissolution of, or upon the distribution of assets of, the corporation, and the amount payable on the shares of the series in the event of voluntary or involuntary liquidation of the corporation.
(e)The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.
(f)Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other classes or of any other series of any class or classes of stock of the corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of the conversion or exchange.
(g)The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.
4.The holders of shares of each series of Preferred Stock shall be entitled upon liquidation or dissolution, or upon the distribution of the assets, of the corporation to such preferences as provided in the resolution or resolutions creating the series, and no more, before any distribution of the assets of the corporation shall be made to the holders of any other series of Preferred Stock or to the holders of shares of Common Stock. Whenever the holders of shares of Preferred Stock of all series shall have been paid the full amounts to which they shall be entitled by reason of such preferences, the holders of shares of Common Stock shall be entitled to share ratably in all the remaining assets of the corporation.
5.Except as otherwise required by law, each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held on the applicable record date by such shareholder of record on the books of the corporation on all matters voted upon by shareholders of the corporation; provided, however, that holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or other annual rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of the Preferred Stock or any series thereof, with respect to which the holders of outstanding shares of Preferred Stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the corporation, to vote thereon pursuant to these Amended and Restated Articles of Incorporation, as amended from time to time.
6.Except as otherwise required by law, no holder of shares of Class B Common Stock shall have any right to vote such shares on any matter voted upon by shareholders of the corporation.
7.Except as otherwise required by law and except for such voting rights with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, no holder of any series of Preferred Stock shall have any right to vote shares of Preferred Stock on any matters voted upon by shareholders of the corporation.
ARTICLE III
The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors of the corporation.
The Board of Directors of the corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits with the term of office of one class expiring each year.
Prior to the 2018 annual meeting of shareholders, the Board of Directors shall determine which directors shall be designated as Class I, Class II and Class III directors. The term of the initial Class I directors shall terminate on the date of the 2018 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 2019 annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the 2020 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2018, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.
Except as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, the shareholders may remove one or more directors of the corporation only for cause. As used herein, “for cause” means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director’s duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.
ARTICLE IV
Shareholders shall not have any preemptive right to purchase all or any part of any newly issued shares of stock of the corporation now or hereafter authorized or issued, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares, except, in each case, as the Board of Directors may from time to time approve, and on such terms as the Board of Directors may from time to time approve.
ARTICLE V
1.A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 833 of the Iowa Business Corporation Act; or (iv) an intentional violation of criminal law. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the corporation or its shareholders, then the liability of the director of this corporation shall be eliminated or limited to the fullest extent then permitted. The directors of this corporation have agreed to serve as directors in reliance upon the provisions of this Article.
2.This corporation shall, to the maximum extent permitted by the Iowa Business Corporation Act, indemnify each director and officer (as such terms are defined in Section 850(2) of the Iowa Business Corporation Act) against liability (as such term is defined in Section 850(5) of the Iowa Business Corporation Act) for any action taken, or any failure to take any action, as a director or officer, except liability for any of the following: (i) receipt of a financial benefit to which the director or officer is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) in the case of a director, a violation of Section 833 of the Iowa Business Corporation Act; or (iv) an intentional violation of criminal law. Without limiting the foregoing, the corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors or officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification or advancement for expenses, then the indemnification and advancement obligations of the corporation shall be deemed amended automatically and without any further action to require indemnification and advancement for expenses of directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any indemnification or advancement obligations of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.
ARTICLE VI
The shareholders shall be permitted to call a special meeting of shareholders in accordance with Section 702 of the Iowa Business Corporation Act if and only if the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
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